Exhibit 10.4

TECHNOLOGY LICENSE AGREEMENT

This Technology License Agreement (the “Agreement”) is made and entered into March 8, 2007 between S-R-S Energy, Inc., a Company incorporated under the laws of the State of Delaware (“SRS” or the “Licensor”), and Bio-Products International, Inc. (“Bio-Products” or the “Licensee”), a Company incorporated under the laws of the State of Alabama. The Licensor and Licensee may hereinafter be either individually referred to as the “Party” or collectively referred to as the “Parties”.

PREMISES:

Whereas, pursuant to a Technology License Agreement dated September l9, 2005, SRS was granted an exclusive license by Bio-Products to utilize certain technology in commercial scale MSW processing and recycling facilities in the United States of America (“USA”) in which the cellulosic biomass product of the process technology is used specifically for the production of fuel grade ethanol; and

Whereas, SRS desires to grant, and Bio-Products desires to obtain, a limited, non-exclusive license back to the technology SRS originally licensed from Bio-Products pursuant to the Technology License Agreement dated September 9th, 2005.

Now, therefore, in consideration of the premises and the mutual covenants contained herein, the Parties hereto agree as follows:

ARTICLE I – DEFINITIONS

Terms in this Agreement shall have the same meanings as set forth in the Technology License Agreement dated September 19, 2005.

ARTICLE 1I – GRANT OF LICENSE

2.1     Subject to the terms and conditions of this Agreement, SRS hereby grants a non-exclusive, limited license to Bio-Products to utilize the Technology to construct and operate up to five (5) commercial scale MSW processing and recycling facilities in the United States of America (“USA”) in which the cellulosic biomass product of the process Technology is used specifically for the production of fuel grade ethanol. It is understood that Bio-Products may not operate or control the actual USA facility in which the Technology will be used for the production of fuel grade ethanol. Accordingly, the Parties agree and acknowledge that the rights granted herein allows Bio-Products to sub-license its rights to the entity which operates or controls the facility using the Technology for the production of fuel grade ethanol.

2.2     Unless extended, terminated or replaced by agreement of the Parties hereto, the license term shall be perpetual.

ARTICLE III – FEES, ROYALTIES, AND OTHER CONSIDERATION

3.1     It is the intent of the parties that the Technology be used to process waste, including MSW, into a cellulosic biomass product that can be used as a feedstock specifically for conversion into fuel grade ethanol. Bio-Products shall pay to SRS Energy a Process Royalty of twenty-five cents ($.25) for every ton (dry weight) of the cellulosic biomass product that is used as a feedstock specifically for conversion into fuel grade ethanol by Bio-Products pursuant to this Agreement. Such Process Royalty payments shall become payable on the thirtieth (30th) day following the end of the calendar month in which such amount becomes due and owing until this Agreement or any extension thereof expires or is terminated. To the extent a sublicensee operates the facility as provided herein, payment shall be due from Bio-Products fifteen (15) days after Bio-Products receives payment from the sublicense. SRS agrees that no Process Royalty shall be due and payable with respect to the cellulosic biomass product processed at any facility until such facility has been in operation for thirty (30) Operating Days. Bio-Products shall pay said Process Royalty by wire transfer of funds to a SRS bank account.

3.2     Bio-Products shall maintain all such books and records as are necessary to accurately determine all amounts due and payable to SRS under this Agreement, which books and records Bio-Products shall make reasonably available, upon the submission of a written request from SRS for inspection by SRS and/or its designated representative at a time mutually convenient to Bio-Products and SRS. SRS agrees to treat all such information respecting Bio-Products’ books and records as confidential.

ARTICLE IV – REPRESENTATIONS AND WARRANTIES

4.1     Each party represents and warrants, as of the date hereof, that it is a corporation, duly organized, validly existing and in good standing and has all requisite power and authority, corporate and otherwise, to execute, deliver, observe, and perform its obligations under, this Agreement. The execution, delivery and performance by each party have been duly authorized by all necessary corporate action and does not and will not violate the respective party’s Articles of Incorporation or Bylaws.

4.2     OTHER THAN THE EXPRESS WARRANTY PROVIDED IN PARAGRAPH 4.1, THE LICENSE GRANTED HEREIN IS “AS IS”, AND ALL OTHER WARRANTIES ARE HEREBY DISCLAIMED BY SRS ENERGY. SRS ENERGY SHALL NOT BE REQUIRED OR OBLIGATED TO PROVIDE BIO-PRODUCTS WITH ANY TECHNICAL INFORMATION OR KNOW-HOW.

ARTICLE V – EVENTS OF DEFAULT AND REMEDIES

5.1     Bio-Products shall be in breach of this Agreement in the event of its failure to make any payment hereunder on or before the date on which such payment becomes due and payable and the continuation of such failure remains unremedied for thirty (30) days after written notice thereof has been given to Bio-Products.

5.2     Bio-Products may terminate this Agreement at any time upon six (6) months prior written notice to SRS Energy, at which time the license granted herein shall terminate and Bio-Products shall pay to SRS Energy any royalties, fees and other amounts accrued through the date of such termination. Immediately upon termination of this Agreement all rights, privileges and licenses granted to Bio-Products hereunder shall revert to SRS Energy, including all sub-licenses of facilities granted by Bio-Products.

5.3	(a)
Any claim or controversy arising out of or relating to this Agreement, or the breach thereof, including without limitation the right of any Party hereto to terminate this Agreement, shall be settled by binding arbitration administered by the American Arbitration Association in accordance with its then current Commercial Arbitration Rules, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be before one neutral arbitrator to be selected in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association. The parties shall have all rights to pre-arbitration discovery pursuant to the Federal Rules of Civil Procedure.

(b)
Neither of the Parties nor the arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Parties except to counsel, accountants, and other need to know professionals.

(c)
All fees and expenses of the arbitration shall be born by the Parties equally. However, each Party shall bear the expense of its own counsel, experts, witnesses, and preparation and presentation of proofs.

(d)
In the event that a claim or controversy over the right of any Party to terminate this Agreement shall be submitted for arbitration, this Agreement shall continue in full force and effect, and the termination shall be of no effect, until the arbitrator renders a final decision.

ARTICLE VI – GENERAL PROVISIONS

6.1     The titles of the various articles and sections of this Agreement are solely for convenience of reference and are not part of this Agreement for purposes of interpreting the provisions hereof.

6.2     The Licensee may assign all of its rights and obligations under, and all of its interest in, this Agreement, including without limitation the license granted hereby, either (i) in a transaction accompanied by the sale or other transfer of the Licensee’s entire business, its stock, or substantially all of its assets, or (ii) to any other entity owned by the same shareholders of Licensee and this Agreement shall be binding upon, and inure to the benefit of, any such successor or assign of the Licensee, provided that SRS consents in writing, such consent shall not be unreasonably conditioned, withheld, or delayed.

6.3     Nothing in this Agreement shall be deemed or construed to constitute or to create a partnership, joint venture or agency between the Parties. Except as may be otherwise provided herein, neither Party shall have any authority to bind the other Party in any respect.

6.4     If any provision of this Agreement is or becomes unenforceable under any law of mandatory application, it is the intent of the Parties hereto that such provision will be deemed severed and omitted herefrom, the remaining portions hereof to remain in full force and effect as written.

6.5     The waiver by any Party of any failure on the part of any other Party to perform any of its obligations under this Agreement shall not be construed as a waiver of any failure or continuing failure or failures, whether similar or dissimilar thereto.

6.6     This Agreement, including the exhibits hereto, constitutes the entire Agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements between the Parties, whether oral or written, related to the subject matter hereof. This Agreement may be amended or modified only by a written instrument executed by the authorized representatives of the Parties hereto.

6.7     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which, taken together, constitute a single document. This Agreement may be executed by each Party on separate copies, which copies, when combined so as to include the signatures of all Parties, shall constitute a single counterpart of this Agreement.

6.8     This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama.

6.9     Each Party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

6.10    For purposes of venue and jurisdiction, this Agreement shall be deemed made and to be performed in the City of Huntsville, Alabama.

6.11    This Agreement and all exhibits contain the entire agreement between the Parties to this Agreement with respect to the subject matter of this Agreement, is intended as a final expression of such Parties’ agreement with respect to such terms as are included in this Agreement, is intended as a complete and exclusive statement of the terms of such agreement, and supersedes all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Agreement.

6.12    Whenever the context so requires in this Agreement, all words used in the singular shall be construed to have been used in the plural (and vice versa), each gender shall be construed to include any other genders.

6.13    Subject to any restriction on transferability contained in this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the successors-in-interest and permitted assigns of each Party to this Agreement. Nothing in this Paragraph shall create any rights enforceable by any Third Party that is not a Party to this Agreement, except for the rights of the successors-in-interest and permitted assigns of each Party to this Agreement, unless such rights are expressly granted in this Agreement to other specifically identified Third Parties.

6.14    Except as otherwise provided in this Agreement, in the event any litigation, arbitration, mediation, or other proceeding (“Proceeding”) is initiated by any Party against any other Party to enforce, interpret or otherwise obtain judicial or quasi-judicial relief in connection with this Agreement, the prevailing Party in such Proceeding shall be entitled to recover from the unsuccessful Party all costs, expenses, and reasonable attorneys’ fees relating to or arising out of (a) such Proceeding (whether or not such Proceeding proceeds to judgment), and (b) any post- judgment or post-award proceeding including without limitation one to enforce any judgment or award resulting from any such Proceeding. Any such judgment or award shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and actual attorneys’ fees.

6.15    Any notice or other communication pursuant to this Agreement shall be sufficiently made or given five days after the date sent, postage pre-paid, by certified mail, return receipt requested, if sent to the following addresses, or to such other address as the Party may from time to time designate to the other Parties in writing:

In the case of Bio-Products:

Dr. Michael H. Eley, President & CEO
BIO-PRODUCTS INTERNATIONAL, INC.
3317 Clifford Road, NW
Huntsville, Alabama 35810 USA
256-852-3139 (phone)
256-426-6992 (cellular)
256-824-6305 (fax)
mheley@msn.com (email)

In the case of SRS Energy, Inc

Edward P. Hennessey, President
SRS Energy, Inc.
7320 Forsyth Blvd., Unit 102
St. Louis, MO 63105
314-727-6253 (phone)
314-504-7504 cellular)
314-721-3920 (fax)
ehennessseyjr@sbcglobal.net (email)

Each Party shall make a reasonable, good faith effort to ensure that it will accept or receive notices to it that are given in accordance with this paragraph. A Party may change its address for purposes of this paragraph by giving the other Parties written notice of a new address in the manner set forth above.

6.16     In the event either Party hereto shall be rendered wholly or partly unable to perform its obligations under this Agreement by reason of causes beyond its control, including but not limited to acts of Nature, acts of terrorism, acts, omissions, or regulation of any government or agency thereof, judicial action, labor disputes, or transportation failure, except as specified herein, the performance of the obligations of such Party insofar as it is affected by such condition shall be suspended for the duration of such condition, provided the Party affected advises the other Party of the basis of its inability within ten (10) days of the beginning of such known inability. After the cessation of the condition causing such inability, the Party suffering such inability shall have a period of thirty (30) days to restore its operation(s) and restore its obligations to the other Party.

6.17     No representations have been made to any Party regarding taxes, it being understood by each of the Parties that each such Party accepts full responsibility for calculation of and payment of his or its taxes, levies, duties or other charges incurred or imposed as a consequence of this Agreement and the transactions described herein.

6.18     This Agreement shall become effective when it has been executed by all of the Parties to this Agreement.

IN WITNESS WHEREOF, the. Parties have caused their duly authorized representatives to duly execute and deliver this Agreement effective as of the date written above.

BIO-PRODUCTS INTERNATIONAL, INC.		SRS ENERGY, INC.

By:	/s/ Michael H. Eley	By:	/s/ Edward P. Hennessey, Jr.
	Dr. Michael H. Eley, President & CEO		Edward P. Hennessey, Jr. President

Date:	/s/ 3-8-07	Date:	/s/ 3/8/07